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                                                                  Exhibit 2.1

                             STOCK PURCHASE AGREEMENT

                             DATED AS OF JUNE 30, 1998

                                       AMONG

                                SUMMIT DESIGN INC.,

                                    PROSOFT OY,

                                        AND

                             SHAREHOLDERS OF PROSOFT OY

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                                       CONTENTS

SECTION 1.   SALE AND PURCHASE OF SECURITIES . . . . . . . . . . . .      1

     1.1     Closing . . . . . . . . . . . . . . . . . . . . . . . .      1

     1.2     Consideration . . . . . . . . . . . . . . . . . . . . .      1

     1.3     Mechanics of Share Exchange . . . . . . . . . . . . . .      2

     1.4     Restricted Stock. . . . . . . . . . . . . . . . . . . .      2

     1.5     Release . . . . . . . . . . . . . . . . . . . . . . . .      2

SECTION 2.   REPRESENTATIONS AND WARRANTIES OF THE
             COMPANY AND THE COMPANY
             SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . . .      3

     2.1     Organization and Qualification. . . . . . . . . . . . .      3

     2.2     Articles of Incorporation and Bylaws. . . . . . . . . .      4

     2.3     Capitalization. . . . . . . . . . . . . . . . . . . . .      4

     2.4     Authority Relative to this Agreement. . . . . . . . . .      5

     2.5     No Conflict, Required Filings and Consents. . . . . . .      5

     2.6     Compliance, Permits . . . . . . . . . . . . . . . . . .      7

     2.7     Company Financial Statements. . . . . . . . . . . . . .      7

     2.8     Absence of Certain Changes or Events. . . . . . . . . .      8

     2.9     No Undisclosed Liabilities. . . . . . . . . . . . . . .      8

     2.10    Absence of Litigation . . . . . . . . . . . . . . . . .      9

     2.11    Employee Benefit Plans. . . . . . . . . . . . . . . . .      9

     2.12    Labor Matters . . . . . . . . . . . . . . . . . . . . .      9

     2.13    Restrictions on Business Activities . . . . . . . . . .     10

     2.14    Title to Property . . . . . . . . . . . . . . . . . . .     10

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     2.15    Taxes . . . . . . . . . . . . . . . . . . . . . . . . .     11

     2.16    Environmental Matters . . . . . . . . . . . . . . . . .     12

     2.17    Brokers . . . . . . . . . . . . . . . . . . . . . . . .     12

     2.18    Full Disclosure . . . . . . . . . . . . . . . . . . . .     12

     2.19    Intellectual Property . . . . . . . . . . . . . . . . .     13

     2.20    Insurance . . . . . . . . . . . . . . . . . . . . . . .     14

     2.21    Bank Accounts . . . . . . . . . . . . . . . . . . . . .     14

     2.22    Pooling Representation. . . . . . . . . . . . . . . . .     14

SECTION 3.   REPRESENTATIONS AND WARRANTIES OF
             ACQUIROR. . . . . . . . . . . . . . . . . . . . . . . .     15

     3.1     Organization and Qualification. . . . . . . . . . . . .     15

     3.2     Capitalization. . . . . . . . . . . . . . . . . . . . .     15

     3.3     Authority Relative to this Agreement. . . . . . . . . .     16

     3.4     No Conflict, Required Filings and Consents. . . . . . .     16

     3.5     SEC Filings; Financial Statements . . . . . . . . . . .     17

     3.6     Representations, Warranties and Covenants Concerning
             Rule 144. . . . . . . . . . . . . . . . . . . . . . . .     17

             3.6.1     Selling Under Rule 144. . . . . . . . . . . .     17

             3.6.2     Rule 144 Reporting and Other Covenants. . . .     18

     3.7     Finnish Transfer Tax. . . . . . . . . . . . . . . . . .     18

     3.8     Full Disclosure . . . . . . . . . . . . . . . . . . . .     19

SECTION 4.   REPRESENTATIONS AND WARRANTIES OF
             COMPANY SHAREHOLDERS. . . . . . . . . . . . . . . . . .     19

     4.1     Authority . . . . . . . . . . . . . . . . . . . . . . .     19

     4.2     No Conflict . . . . . . . . . . . . . . . . . . . . . .     19

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     4.3     Brokers and Finders . . . . . . . . . . . . . . . . . .     19

     4.4     Ownership . . . . . . . . . . . . . . . . . . . . . . .     20

     4.5     Investor Suitability. . . . . . . . . . . . . . . . . .     20

     4.6     Pooling Representation. . . . . . . . . . . . . . . . .     21

     4.7     Ownership and Assignment of Intellectual Property . . .     21

SECTION 5.   CONDITIONS OF CLOSING . . . . . . . . . . . . . . . . .     21

     5.1     Conditions to Obligation of Each Party to Effect the
             Closing . . . . . . . . . . . . . . . . . . . . . . . .     21

     5.2     Additional Conditions to Obligations of Acquiror. . . .     22

SECTION 6.   INDEMNIFICATION . . . . . . . . . . . . . . . . . . . .     22

     6.1     Survival of Representations, Warranties and Covenants .     22

     6.2     Indemnity . . . . . . . . . . . . . . . . . . . . . . .     23

     6.3     Damage Threshold  . . . . . . . . . . . . . . . . . . .     23

     6.4     Maximum Liability . . . . . . . . . . . . . . . . . . .     24

     6.5     Payment of Damages. . . . . . . . . . . . . . . . . . .     24

     6.6     Claims For Indemnification. . . . . . . . . . . . . . .     24

     6.7     Objections to Claims. . . . . . . . . . . . . . . . . .     25

     6.8     Resolution of Conflicts; Arbitration. . . . . . . . . .     25

     6.9     Third-Party Claims. . . . . . . . . . . . . . . . . . .     26

SECTION 7.   GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . .     26

     7.1     Notices . . . . . . . . . . . . . . . . . . . . . . . .     26

     7.2     Interpretation. . . . . . . . . . . . . . . . . . . . .     28

     7.3     Severability. . . . . . . . . . . . . . . . . . . . . .     29

     7.4     Entire Agreement. . . . . . . . . . . . . . . . . . . .     29

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     7.5     Assignment. . . . . . . . . . . . . . . . . . . . . . .     29

     7.6     Parties in Interest . . . . . . . . . . . . . . . . . .     29

     7.7     Governing Law . . . . . . . . . . . . . . . . . . . . .     30

     7.8     Counterparts. . . . . . . . . . . . . . . . . . . . . .     30

     7.9     Fees and Expenses . . . . . . . . . . . . . . . . . . .     30

     7.10    Amendment . . . . . . . . . . . . . . . . . . . . . . .     30

     7.11    Further Assurances. . . . . . . . . . . . . . . . . . .     30

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                              STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of June 30, 1998 among SUMMIT DESIGN INC., a Delaware corporation ("Acquiror"), PROSOFT OY, a corporation organized under the laws of Finland (Prosoft Oy and its subsidiaries will be referred to collectively as the "Company") and ILKKA KALLIO, TIMO RONKA and WILLIAM L. PAULIN (individually each a "Company Shareholder" and collectively the "Company Shareholders").

                                     RECITALS:

     A. The Company Shareholders hold 100% of the outstanding common stock of the Company ("Company Common Stock").

     B. Jukka-Pekka Ikaheimonen, Ilkka Kallio, Timo Ronka, Jukka Marttila, Janne-Petteri Parkkila, and Simo Piiroinen hold options to purchase Company Common Stock, and are simultaneously entering into an option exchange agreement (the "Option Exchange Agreement") pursuant to which Acquiror will acquire their options in exchange for options to purchase common stock of Acquiror ("Acquiror Common Stock").

     C. Acquiror wishes to acquire all of the outstanding Company Common Stock, upon the terms and subject to the conditions set forth in this Agreement, through a transaction in which Company Common Stock will be exchanged for Acquiror Common Stock.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror and the Company hereby agree as follows:

SECTION 1.  SALE AND PURCHASE OF SECURITIES

     1.1    CLOSING

     The closing of the Stock Purchase (the "Closing") will take place at 10:00 a.m., P.D.T. on June 30, 1998 (the "Closing Date" or "Effective Time"), at the offices of Perkins Coie LLP, 1211 S.W. Fifth Avenue, Suite 1500, Portland, Oregon, USA.

     1.2  CONSIDERATION

     At the Closing, Acquiror will purchase all of the outstanding Company Common Stock from the Company Shareholders in exchange for the number of shares

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of Acquiror Common Stock set forth next to each such Company Shareholder's name in Exhibit A, hereto, which in the aggregate shall be 225,386 shares of fully paid and nonassessable Acquiror Common Stock and will exchange options to purchase 22,948 shares of Acquiror Common Stock for options to purchase 168 shares of Company Common Stock pursuant to the Option Exchange Agreement.

     1.3  MECHANICS OF SHARE EXCHANGE

     At the Closing, the Company shall deliver to Acquiror a copy, certified by the President of the Company, of the stock ledger of the Company evidencing the transfer of all of the Company Common Stock from the Company Shareholders to the Acquiror. At Closing, Acquiror shall deliver to the Company a copy of a letter to Acquiror's transfer agent containing irrevocable instructions to deliver to each Company Shareholder a certificate issued in the name of such Company Shareholder representing the number of shares of Acquiror Common Stock set forth next to each such Company Shareholder's name in Exhibit A, hereto.

     1.4  RESTRICTED STOCK

     Each Company Shareholder acknowledges that each certificate evidencing the shares of Acquiror Common Stock delivered pursuant to Section 1.3 shall be conspicuously stamped or otherwise imprinted with a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE LAW, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (1) SUCH OFFERING AND SALE OR OTHER TRANSFER HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, OR (2) THE HOLDER HEREOF PROVIDES THE CORPORATION WITH (A) A WRITTEN OPINION OF LEGAL COUNSEL, WHICH COUNSEL AND OPINION (IN FORM AND SUBSTANCE) SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE PROPOSED TRANSFER OF SUCH SECURITY MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT, OR (B) SUCH OTHER EVIDENCE AS MAY BE REASONABLY SATISFACTORY TO THE CORPORATION THAT THE PROPOSED TRANSFER OF THIS SECURITY MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT.

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     1.5  RELEASE

     At the Effective Time, each Company Shareholder hereby releases the Company and each of the other Company Shareholders, and the Company hereby releases each Company Shareholder from all agreements, commitments, indebtedness, obligations and claims then existing or which, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the Closing, may exist after the Closing, except to the extent such agreements, commitments, indebtedness, obligations and claims arise under this Agreement, the Option Exchange Agreement, or the Employment Agreements referenced in Section 5.2(b). Each of the Company Shareholders and the Company shall not assert in any manner (including, but not limited to, by way of defense, offset or counterclaim) any matter purported to be released by the preceding sentence.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE
            COMPANY AND THE COMPANY SHAREHOLDERS

     The Company and each of the Company Shareholders hereby represents and warrants to Acquiror that, except as set forth in the Disclosure Schedule (the "Company Disclosure Schedule") that the statements contained in this
Section 2 are true and correct in all material respects. Each exception set forth in the Company Disclosure Schedule shall be specific to the identified section and paragraphs to which such exception relates.

     2.1    ORGANIZATION AND QUALIFICATION

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect. When used in connection with the Company, the term "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, assets

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(including intangible assets), financial condition, results of operations, or prospects of the Company. The Company has no subsidiaries and the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     2.2    ARTICLES OF INCORPORATION AND BYLAWS

     The Company has heretofore furnished to Acquiror a complete and correct copy of its Articles of Incorporation, Bylaws, or other equivalent organizational documents, as amended to date. Such Articles of Incorporation, Bylaws or equivalent organizational documents are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

     2.3    CAPITALIZATION

     The authorized capital stock of the Company consists of 4,000 shares of Company Common Stock. As of the close of business on the date of this Agreement, 1,650 shares of Company Common Stock were issued and outstanding, and 168 shares of Company Common Stock were reserved for future issuance pursuant to an option agreement among the Company and its employees, dated December 18, 1997. Any issuance of shares or options in excess of the number of shares or options authorized for issuance did not violate the rights of, or create any claims or cause of action on the part of any person. A list of all security holders of the Company setting forth the number of shares of Company Common Stock held, as well as all options to purchase such shares, is included in the Company Disclosure Schedule (with respect to options, the disclosure includes the date of grant, the extent of vesting, the vesting schedule, and the exercise price). All outstanding shares of the Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws or equivalent organizational documents of the Company, or any agreement to which the Company is bound, except for a redemption clause in the Company's Articles of Association, which the Company and the Company Shareholders hereby waive. All outstanding shares of Company Common Stock were issued in compliance with all applicable securities laws. Except as set forth in this
Section 2.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized,

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validly issued, fully paid and nonassessable.  There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

     2.4    AUTHORITY RELATIVE TO THIS AGREEMENT

     The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement when duly and validly executed and delivered by the Company will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as that enforceability may be limited by the effect of bankruptcy or other similar laws relating to the rights of creditors generally.

     2.5    NO CONFLICT, REQUIRED FILINGS AND CONSENTS

     (a) Section 2.5(a) of the Company Disclosure Schedule includes a list of all written and oral supply, customer and distributor agreements and all other agreements involving the payment or receipt of $25,000 (the "Material Contracts") of the Company. All of the Material Contracts are valid, binding, in full force and effect, and enforceable by the Company in accordance with their respective terms. To the knowledge of the Company, no party to any such Material Contract intends to cancel, withdraw, modify or amend such contract, agreement or arrangement. Each Material Contract shall, upon consummation of the transactions contemplated by this Agreement, continue in full force and effect without penalty or other adverse consequence. Other than the Material Contracts, the Company has no contracts, agreements, or commitments, whether oral or in writing, to which it is a party or by which it or any of its properties is subject to or bound in the following categories:

          (i) distributor, broker, dealer, independent sales representative, manufacturer's representative, agency, sales promotion, market research, marketing consulting, and advertising contracts or agreements;

          (ii) licenses and sublicenses, whether as licensor or licensee (other than for non-customized, commercial computer software used in the ordinary operation of its business);

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          (iii)   contracts or commitments with officers, employees, agents, consultants, independent contractors, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by the Company upon 30 days or less notice without liability, penalty or premium;

          (iv) currently effective collective bargaining or union agreements, contracts or commitments;

          (v) agreements or commitments that restrict the Company from competing with any person or from carrying on its business anywhere in the world;

          (vi) agreements or commitments to guarantee any obligations of other persons;

          (vii) agreements or commitments to borrow or lend, including without limitation loans, notes, advances, line of credit, standby financing, revolving credit or other similar financing arrangement of any sort;

          (viii) agreements or commitments for the purchase of inventory, spare parts, or other personal property with any supplier or for the furnishing of services to the Company that is reasonably likely to require payments in excess of $50,000 during the calendar year ending December 31, 1998 and that cannot be canceled by the Company upon 30 days or less notice without liability, penalty or premium;

          (ix)    contracts and agreements with any governmental authority;

          (x)     indemnification agreements or commitments; and

          (xii) contracts, commitments or agreements for the sale, transfer, or encumbrance of any Company assets.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws or equivalent organizational documents of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the material properties or assets of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which

                                                                          PAGE 6
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the Company is a party or by which the Company or its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect.

     (c) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of this Agreement, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect.

     2.6    COMPLIANCE, PERMITS

     (a) The Company is not in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or by which its properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) The Company holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of the Company (collectively, the "Company Permits"). The Company is in compliance with the terms of the Company Permits, except where the failure to so comply would not have a Material Adverse Effect.

     2.7    COMPANY FINANCIAL STATEMENTS

     The Company has delivered to Acquiror its audited financial statements for each of the fiscal years ended December 31, 1996 and 1997, respectively (the "Annual Financial Statements"), and, its unaudited interim financial statements (including an income statement, balance sheet and statement of cash flows), at and for the four months ended April 30, 1998 (the "April Financial Statements" and, collectively with the Annual Financial Statements, the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with generally accepted accounting principles in Finland, including without limitation, Finnish laws on accounting, the Companies Act and the Act on Auditors ("Finland GAAP") applied on a consistent basis throughout the periods indicated and with each other. The Company Financial Statements present fairly, in all material respects, the financial

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position of the Company as of the respective dates thereof and the results of its operations and cash flows for the periods indicated, subject, in the case of the April Financial Statements, to normal year-end audit adjustments.

     2.8    ABSENCE OF CERTAIN CHANGES OR EVENTS

     Since December 31, 1997, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any change in the financial condition, results of operations or business of the Company having a Material Adverse Effect or any development that could reasonably be expected to have a Material Adverse Effect, other than as disclosed in the Company Financial Statements, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company having a Material Adverse Effect, (iii) any change by the Company in its accounting methods, principles or practices, (iv) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business; (v) any grant or agreement to grant any increase in the compensation payable or to become payable by the Company to its officers or employees; (vi) any declaration or payment of any dividend or other distribution on or in respect of the Company Common Stock or any declaration or any direct or indirect redemption, retirement, purchase or other acquisition of the Company Common Stock; (vii) any issuance of any shares of capital stock of the Company or any warrants, rights, options or other commitments relating to the shares of the Company; (viii) any sale, lease, abandonment or other disposal of any real property or other assets, other than sales of inventory in the ordinary course of business; or (ix) any sale, assignment, transfer, license or other disposal of any patent, trademark, trade name, brand name, copyright (including pending applications for any patent, trademark, or copyright), invention, work of authorship, process, know-how, formula, or trade secret or interest thereunder of other intangible asset, except for such standard licenses the Company ordinarily grants in conjunction with the distribution of its products to its customers.

     2.9    NO UNDISCLOSED LIABILITIES

     The Company has no liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of the Company, except liabilities (a) adequately provided for in the April 30, 1998 balance sheet, (b) incurred in the ordinary course of business and not required under Finland GAAP to be reflected on the April 30, 1998 balance sheet, or (c) incurred since April 30, 1998 in the ordinary course of business and consistent with past practice, and liabilities incurred in connection with this Agreement.

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     2.10   ABSENCE OF LITIGATION

     There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company, or any properties or rights of the Company before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     2.11   EMPLOYEE BENEFIT PLANS

     (a) The Company has no "Employee Plans" defined as employee benefit plans or bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar fringe or employee benefit plans, programs or arrangements, or any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company other than those provided by mandatory laws in Finland.

     (b) (i) All Employee Plans, including for purposes of this Section 2.11(b) Employee Plans mandated by the laws of Finland, are in compliance in all material respects with the requirements prescribed by any and all statutes, orders, or governmental rules and regulations currently in effect with respect thereto, and the Company has performed all material obligations required to be performed by it under, is not in any material respect in default under or violation of, and to the knowledge of the Company there is no default or violation by any other party to, any of the Employee Plans,
(ii) all contributions, premiums or other payments required to be made to any Employee Plan, the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years, all accounts have been made in accordance with Finland GAAP consistently applied on a reasonable basis and no further contributions will be due or will have accrued thereunder as of the Closing Date; and (iii) to the knowledge of the Company, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Plans or any trusts related thereto.

     2.12   LABOR MATTERS

     (a) (i) There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of their respective employees, which controversies have or may have a Material Adverse Effect;
(ii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and (iii) to the knowledge of the Company there are no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company.

     (b) The Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wage and hour laws and occupational safety and health and employment practices, and is not engaged in any unfair labor practice.

     (c) The Company Disclosure Schedule lists all currently effective written or oral consulting, independent contractor and/or employment agreements and other material agreements with individual employees, independent contractors or consultants to which the Company is a party (other than standard offer letters to at-will employees). The Company Disclosure Schedule lists all previously effective written or oral consulting, independent contractor and/or employment agreements and other material agreements with individual employees, independent contractors or consultants who participated in the technical development of the Company's products and to which the Company is a party (other than standard offer letters to at-will employees).

     2.13   RESTRICTIONS ON BUSINESS ACTIVITIES

     There is no material agreement, judgment, injunction, order or decree binding upon the Company which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company, the prospects of the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

     2.14   TITLE TO PROPERTY

     The Company owns no real property. Section 2.14 of the Company Disclosure Statement sets forth a true and complete list of all real property leased by the Company and the aggregate monthly rental or other fee payable under such lease. The Company has good and marketable title to all of its properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable as reflected in the Company Financial Statements, liens for current taxes not yet delinquent, liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, liens and respective pledges or deposits under worker's compensation laws or similar legislation and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect. All leases pursuant to which the Company leases from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default on the part of the Company (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Adverse Effect. All the plants, structures and equipment of the Company, except such as may be under construction, are in good operating condition and repair, except where the failure of such plants, structures and equipment to be in such good operating condition and repair would not, individually or in the aggregate, have a Material Adverse Effect.

     2.15   TAXES

     The Company has filed all income tax and all other material Tax Returns (defined below) required to be filed by it, and the Company has paid and discharged all Taxes (defined below) due in connection with or with respect to the filing of all Tax Returns and has paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which the Company is maintaining reserves to the extent currently required in all material respects adequate for their payment except to the extent the failure to do so would not have a Material Adverse Effect. For purposes of this agreement, "Tax" or "Taxes" shall mean taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any governmental taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with any taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. No taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional Taxes other than additional Taxes with respect to which the Company is maintaining reserves in all material respects adequate for their payment. There are no liens for Taxes on any of the Company's assets, other than liens for Taxes not yet due. The accruals and reserves for Taxes reflected in the April 30, 1998 balance sheet is in all material respects adequate to cover all Taxes that should have been accrued through the date thereof in accordance with Finland GAAP, and no material tax liability has been incurred since the date thereof other than in the ordinary course of business.

     2.16   ENVIRONMENTAL MATTERS

     Except in all cases as, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, the Company (i) has obtained all applicable permits, licenses and other authorization which are required under laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company (or its agents); (ii) is in compliance with all terms and conditions of such required permits, licenses and authorization, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, is not aware of nor has received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from the Company's (or any of its agent's) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) has taken all actions necessary under applicable requirements of laws, rules or regulations to register any products or materials required to be registered by the Company (or any of its respective agents) thereunder.

     2.17   BROKERS

     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     2.18   FULL DISCLOSURE

     This Agreement, the exhibits, certificates and schedules delivered hereunder and other documents expressly required to be delivered hereunder, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances under which it was made, to make such documents not misleading.

     2.19 INTELLECTUAL PROPERTY

     (a) The Company owns, or is licensed or otherwise has sufficient rights to use rights to all patents, trademarks, trade names, internet domain names, service marks, maskworks, copyrights, and any applications for any of the foregoing, net lists, schematics, technology, know-how, microcode, computer software programs or applications and tangible or intangible proprietary information or material that in any material respect, are used or proposed to be used in the business of the Company as currently conducted (the "Company Intellectual Property").

     (b) Section 2.19 of the Company Disclosure Schedule lists all patents, trademarks, registered and material unregistered copyrights, maskworks, trade names, internet domain names and service marks which are included in the Company Intellectual Property and relate to products currently offered for sale by the Company, and specifies the jurisdictions in which each such Company Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers. Section 2.5(a) of the Company Disclosure Schedule also lists all material licenses, sublicenses and other agreements, other than license agreements with customers in the ordinary course of the Company's business, as to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Intellectual Property or other trade secret material of the Company. The Company is not in violation of, and the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder will not impair in any material respect, the Company's rights or alter the rights or obligations of any third party under or violate any material license, sublicense.

     (c) The Company is not contractually obligated to pay any compensation to any third party in respect of any Company Intellectual Property or the material covered thereby or in connection with the services or products in respect of which the Company Intellectual Property is being used or proposed to be used. No claims with respect to the Company Intellectual Property have been asserted or, to the knowledge of the Company, are threatened by any person, and to the knowledge of the Company there are no valid grounds for any bona fide claims (i) to the effect that the manufacture, sale or use of any product, or any licensing of any Company Intellectual Property, as now used or offered or proposed for sale, use or licensing by the Company, infringes on any copyright, trademark, patent or trade secret, (ii) against the use by the Company of any Company Intellectual Property, or (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property. All patents, registered trademarks and registered copyrights held by the Company are valid.

     (d) To the knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, including any employee or former employee of the Company. The Company (i) has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, maskworks or copyrights and which has not been finally terminated prior to the date hereof; and (ii) has no knowledge of any infringement liability with respect to, or infringement by, the Company of any trade secret, patent, trademark, service mark, maskwork or copyright of another. To the knowledge of the Company, none of its current or former officers, employees or consultants is in violation of such agreements.

     2.20   INSURANCE

     Section 2.20 of the Company Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Company is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company. The Company does not know of any threatened termination of or material premium increase with respect to, any of such policies.

     2.21   BANK ACCOUNTS

     The Company Disclosure Schedule sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which the Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

     2.22   POOLING REPRESENTATION

     (a) The Company has never been a subsidiary or division of another corporation.

     (b)  The Company has never held or acquired any investment in Acquiror.

     (c) The Company has not had any transactions changing its equity interests in contemplation of this transaction.

     (d) The Company has not repurchased its own shares within the last two years.

     (e) The Company's consulting arrangement with William L. Paulin was arrived at prior to discussions of this transaction, and neither the consulting arrangement nor any changes to the consulting arrangement were made in contemplation of this transaction.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF ACQUIROR

     Acquiror hereby represents and warrants to the Company that the statements contained in this Section 3 are true and correct in all material respects.

     3.1    ORGANIZATION AND QUALIFICATION

     Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Acquiror is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect. When used in connection with Acquiror, the term "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, results of operations, or prospects of Acquiror.

     3.2    CAPITALIZATION

     The shares of Acquiror Common Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable and will be free of any liens or encumbrances.

     3.3    AUTHORITY RELATIVE TO THIS AGREEMENT

     Acquiror has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Acquiror and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement when duly and validly executed and delivered by Acquiror will constitute a legal, valid and binding obligation of Acquiror, enforceable against it in accordance with its terms, except as that enforceability may be limited by the effect of bankruptcy or other similar laws relating to the rights of creditors generally.

     3.4    NO CONFLICT, REQUIRED FILINGS AND CONSENTS

     (a) The execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Acquiror, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Acquiror or by which Acquiror's properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Acquiror's rights, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Acquiror pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or its properties are bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and securities laws of states and foreign countries, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of this Agreement, or otherwise prevent Acquiror from performing its obligations under this Agreement, and would not have Material Adverse Effect.

     3.5    SEC FILINGS; FINANCIAL STATEMENTS

     (a) Acquiror has filed all forms, reports and documents required to be filed with the SEC since October 17, 1996, and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal year ended 1997, (ii) its Quarterly Report on Form 10-Q for the period ended March 31, 1998, (iii) all proxy statements relating to Acquiror's meetings of shareholders (whether annual or special) held since December 31, 1997 (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above) filed by Acquiror with the SEC since December 31, 1997 and (v) all amendments and supplements to all such reports and registration statements filed by Acquiror with the SEC (collectively, the "Acquiror SEC Reports"). The Acquiror SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Acquiror SEC Reports has been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Acquiror and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     3.6    REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING RULE 144

            3.6.1  SELLING UNDER RULE 144

     Acquiror represents and warrants that, except with respect to applicable holding periods set forth in Rule 144, promulgated under the Securities Act, the shares of Acquiror Common Stock held by Company Shareholders could be sold under Rule 144 as of the date hereof. Without limiting the foregoing, Acquiror represents and warrants that it has (i) previously registered shares of its Common Stock under the Securities Act; and (ii) been subject to the reporting requirements of Section 15(d) of the Exchange Act for a period of at least 90 days immediately preceding the date hereof.

            3.6.2  RULE 144 REPORTING AND OTHER COVENANTS

          (a) With a view to making available to the Company Shareholders, and each of them, the benefits of Rule 144, so long as any Company Shareholder shall hold shares of Acquiror Common Stock (the "Rule 144 Period"), Acquiror shall take all steps necessary to ensure that the shares of Acquiror Common Stock may be resold under Rule 144. Without limiting the foregoing, Acquiror shall (i) make and keep public information available, as these terms are understood and defined in Rule 144, (ii) file, within applicable time periods, all reports required to be filed by Acquiror under the Exchange Act, and (iii) promptly furnish to each Company Shareholder upon request (x) a written statement by the Acquiror as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act,
(y) a copy of the most recent annual or quarterly report of the Acquiror filed with the Securities and Exchange Commission, and (z) such other reports, documents and other information in the possession of or reasonably obtainable by the Acquiror as a Company Shareholder may reasonably request in availing itself of any rule or regulation of the Commission allowing such shareholder to sell any such securities without registration.

          (b) In addition to the foregoing, Acquiror shall take all actions reasonably requested by each Company Shareholder to facilitate the sale of shares of Acquiror Common Stock under Rule 144. Without limiting the foregoing, upon request by a Company Shareholder, Acquiror agrees in a timely manner to take all actions reasonably necessary to facilitate the removal of the restrictive legends contained on the certificates representing the shares of Acquiror Common Stock, including, without limitation, removal of all such legends when such shares become eligible for resale under Rule 144(k).

     Acquiror understands, acknowledges and agrees that the Company Shareholders would not accept restricted shares of Acquiror Common Stock absent the representations, warranties and covenants in this Section 3.6.

     3.7    FINNISH TRANSFER TAX

     Acquiror shall pay, within two months of the Closing, the 1.6% Finnish Transfer Tax required as a result of this transaction.

     3.8    FULL DISCLOSURE

     This Agreement, the exhibits, certificates and schedules delivered hereunder, including, without limitation, the Acquiror SEC Reports, and other documents expressly required to be delivered hereunder by Acquiror, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary, in the light of the circumstances under which it was made, to make such documents not misleading.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF COMPANY SHAREHOLDERS

     Each of the Company Shareholders, severally represents and warrants to Acquiror that with respect to himself, the statements contained in this
Section 4 are true and correct in all material respects.

     4.1    AUTHORITY

     Each Company Shareholder has the power, authority, and capacity to execute and deliver this Agreement and to consummate the transaction contemplated hereby. This Agreement constitutes the valid and binding obligation of each Company Shareholder enforceable against him in accordance with its terms, except as that enforceability may be limited by the effect of bankruptcy or other similar laws relating to the rights of creditors generally.

     4.2    NO CONFLICT

     Neither the execution and delivery by each Company Shareholder of this Agreement nor the consummation by each Company Shareholder of the transactions contemplated hereby will conflict with, violate, result in a breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which each Company

Shareholder is a party or by which each Company Shareholder or any of his or her properties or assets may be bound, or conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to each Company Shareholder or any of his properties or assets.

     4.3  BROKERS AND FINDERS

     Each Company Shareholder has not employed any broker, finder or investment banker, or incurred any liability for any brokerage or investment banking fees, commissions, or finder's fees in connection with the transactions contemplated by this Agreement.

     4.4  OWNERSHIP

     Each Company Shareholder is the sole, true and lawful owner of that number of shares of Company Common Stock and Company options set forth opposite his name on Exhibit A, free and clear of all liens, charges and encumbrances of any nature whatsoever. Other than the shares and options set forth on Exhibit A, each Company Shareholder owns no other capital stock of the Company and owns no options, warrants, rights or other securities exercisable for or convertible into capital stock of the Company.

     4.5  INVESTOR SUITABILITY

          (a) Each Company Shareholder is capable of evaluating the merits and risks of its investment in the Acquiror Common Stock and has the capacity to protect his own interests in connection with the acquisition of Acquiror Common Stock hereunder. Each Company Shareholder is an "accredited investor" as defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. Each Company Shareholder is taking the Acquiror Common Stock for his own account and not with a view to or for sale in connection with any distribution of such securities. Each Company Shareholder has reviewed the Acquiror SEC Reports. Each Company Shareholder is familiar with the business and financial condition, properties, operations and prospects of Acquiror and has had an opportunity to discuss Acquiror's business and financial condition, properties, operations and prospects with Acquiror's management. Each Company Shareholder has also had an opportunity to ask questions of officers of Acquiror, which questions, if any, were answered to his satisfaction.

          (b) Each Company Shareholder understands that (i) the Acquiror Common Stock will be "restricted securities" under the applicable United States securities laws, (ii) that the Securities Act and the rules of the Commission provide in substance that each Company Shareholder may dispose of the Acquiror Common Stock only pursuant to an effective registration statement under the Securities Act or in a transaction exempt from the registration requirements of the Securities Act, and (iii) that, Acquiror has no obligation or intention to register the sale of the Acquiror Common Stock pursuant to the Securities Act, and that, accordingly, each Company Shareholder may be required to bear the economic risk of the investment in the Acquiror Common Stock for a substantial period of time.

     4.6  POOLING REPRESENTATION

     (a) Each Company Shareholder has had no investment in Acquiror at any time prior to the Closing.

     (b) Each Company Shareholder has not engaged in a sale of any shares of Company Common Stock since January 1, 1995.

     (c) Each Company Shareholder will not sell the Acquiror Common Stock received pursuant to this Agreement, or in any way reduce his risk relative to ownership of Acquiror Common Stock until Acquiror publishes financial results covering at least 30 days of post-acquisition combined operations.

     4.7  OWNERSHIP AND ASSIGNMENT OF INTELLECTUAL PROPERTY

     All patents, trademarks, trade names, internet domain names, service marks, maskworks, copyrights, and any applications for any of the foregoing, inventions, net lists, schematics, technology, know-how, microcode, computer software programs or applications and tangible or intangible proprietary information or material that in any material respect, prepared by each Company Shareholder during the course of such Company's Shareholder's employment with or consulting services to the Company, or which were prepared with the use of Company resources, or which are used or proposed to be used in the business of the Company as currently conducted (together, the foregoing, the "Company Technology"), are the sole and exclusive property of the Company, and are hereby irrevocably assigned by each Company Shareholder to the Company. To the extent such assignment is invalid under applicable law, each Company Shareholder hereby grants the Company an exclusive, worldwide, royalty-free, assignable, and sublicensable license to the Company Technology. Each Company Shareholder agrees to assist Acquiror and/or the Company in every proper way to obtain and enforce patents, mask work rights, trade secret rights and other legal protections for the Company Technology in any and all countries.

SECTION 5.  CONDITIONS OF CLOSING

     5.1    CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE CLOSING

     The respective obligations of each party to effect the Closing shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) SHAREHOLDER APPROVAL. This Agreement shall have been unanimously approved and adopted by the shareholders of the Company;

     (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Agreement shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Agreement, which makes the consummation of the Agreement illegal.

     (c) Acquiror and the Company Shareholders shall have entered into a Registration Rights Agreement in the form attached hereto as Exhibit E.

     5.2    ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR

     The obligations of Acquiror to effect the Closing are also subject to the following conditions:

     (a) CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders identified in the Company's Disclosure Schedule as required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby shall have been obtained and made by the Company;

     (b) EMPLOYMENT AGREEMENTS. Ilkka Kallio and Timo Ronka shall have entered into employment agreements in the form attached hereto as Exhibit B and Exhibit C, respectively; and

     (c) OPTION EXCHANGE AGREEMENT. Each holder of options to purchase Company Common Stock shall have entered into an Option Exchange Agreement with Acquiror in the form attached hereto as Exhibit D.

SECTION 6.  INDEMNIFICATION

     6.1    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     All representations, warranties, covenants and agreements of any party contained in this Agreement shall survive the Closing for a period of one year (the "Indemnification Period"), except if a claim for indemnification is made pursuant to this Section 6 during the Indemnification Period, then the representations, warranties, covenants and agreements applicable to such claim shall survive beyond the Indemnification Period, but only for purposes of the resolution of such claim.

     6.2    INDEMNITY

     From and after the Effective Time and subject to the limitations contained in Section 6.3: (i) the Company Shareholders will jointly and severally indemnify Acquiror against any actual liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense, including reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof (collectively, "Damages"), that Acquiror has incurred by reason of the breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement that occurs or becomes known to Acquiror during the Indemnification Period; (ii) the Company Shareholders will jointly and severally indemnify Acquiror against any Damages that Acquiror has incurred by reason of the breach of the representations, warranties, covenants or agreements of any Company Shareholder contained in this Agreement that occur or become known to Acquiror during the Indemnification Period; and (iii) the Acquiror will indemnify the Company Shareholders against any Damages that the Company Shareholders have incurred by reason of the breach of the representations, warranties, covenants or agreements of the Acquiror contained in this Agreement that occur or become known to the Company Shareholders during the Indemnification Period.

     6.3    DAMAGE THRESHOLD

     Notwithstanding the foregoing, the Company Shareholders shall have no liability under Section 6.2, unless and until claims identifying Damages the aggregate amount of which exceeds $25,000 has been delivered to one or more of the Company Shareholders and such amount is determined pursuant to this
Section 6 to be payable, in which case Acquiror shall receive the full amount of Damages (including the $25,000 threshold); and Acquiror shall have no liability under Section 6.2, unless and until claims identifying Damages the aggregate amount of which exceeds $25,000 has been delivered to the Acquiror and such amount is determined pursuant to this

Section 6 to be payable, in which case the Company Shareholders shall receive the full amount of Damages (including the $25,000 threshold).

     6.4    MAXIMUM LIABILITY

     The maximum amount of Damages for which any Company Shareholder shall be liable to Acquiror or for which Acquiror shall be liable to such Company Shareholder pursuant to this Section 6 shall be the product of the fair market value of one share of Acquiror Common Stock at the Closing as reflected by the bid price at the market close on the day preceding the Closing, such price being $14.8125 (the "Stipulated Share Value") and the number of shares of Acquiror Common Stock received by such Company Shareholder pursuant to this Agreement or the Option Exchange Agreement. Any claim for Damages against Acquiror that is settled between Acquiror and any Company Shareholder shall extinguish the claims of all Company Shareholders against Acquiror regarding the subject matter of such claim (but shall not preclude a claim for contribution among the Company Shareholders). Notwithstanding the foregoing, any and all Damages arising in connection with representations and warranties in Sections 2.15 and 4.4, and claims based upon intentional or fraudulent breaches of representations or warranties, shall not be subject to the limits set forth in this Section 6.4.

     6.5    PAYMENT OF DAMAGES

     Payment of Damages by Company Shareholders to Acquiror in resolution of a claim for indemnification pursuant to this Section 6 shall be made, in the Company Shareholders' discretion, in cash (U.S. dollars) or by the return of Acquiror Common Stock acquired by such Company Shareholders pursuant to this Agreement, such Acquiror Common Stock to be valued at the Stipulated Share Value for purposes of such payments. Payment of Damages by Acquiror to Company Shareholders in resolution of a claim for indemnification pursuant to this Section 6 shall be made in Acquiror Common Stock to be valued at the Stipulated Share Value.

     6.6    CLAIMS FOR INDEMNIFICATION

     (a) A claim for indemnification shall be made by providing notice to the party or parties from whom indemnification is sought, signed, in the case where Acquiror is asserting the claim, by the general counsel, chief financial or chief executive officer of Acquiror, or in the case where a Company Shareholder is asserting the claim, by the Company Shareholder or an authorized representative of the Company Shareholder (a "Damage Certificate"):

          (i) stating that the injured party ("Claimant") has paid or incurred, or reasonably expects to pay or incur or is subject to a claim for, Damages in an aggregate stated amount with respect to which Claimant is or may reasonably be entitled to indemnification pursuant to this Agreement; and

          (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, and the specific nature of the breach to which such item is related

     6.7    OBJECTIONS TO CLAIMS

     The party or parties from whom indemnification is sought ("Objecting Party") shall have a period of thirty (30) days after the delivery of an Officer's Certificate seeking indemnity to object in a written statement to the claim made in the Damage Certificate, and such statement shall be delivered to Claimant prior to the expiration of such thirty (30) day period. Failure to object during such 30 day period shall be deemed a waiver of the right of such Objecting Party to object to such claim for indemnity.

     6.8    RESOLUTION OF CONFLICTS; ARBITRATION

     (a) In case any Objecting Party shall so object in writing to any claim or claims by Claimant made in any Damage Certificate, the Objecting Party and Claimant shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If agreement is reached, a memorandum setting forth such agreement shall be prepared and signed by the parties.

     (b) If no such agreement can be reached after good faith negotiation, either Claimant or Objecting Party may demand arbitration of the matter unless the amount of the damage or loss at issue is in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Claimant and Objecting Party agree to arbitration; and in such event the matter shall be settled by arbitration conducted by a single arbitrator. Claimant and the Objecting Party shall jointly select an arbitrator. If they fail to agree upon an arbitrator within thirty (30) days, an arbitrator shall be selected for them by the Arbitration Service of Portland, Inc. ("ASP"). The decision of the arbitrator so selected as to the validity and amount of any claim in such Damage Certificate shall be binding and conclusive upon the parties to the Agreement.

     (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Portland, Oregon under the commercial rules then in effect of ASP. For purposes of this Section 6.8, in any arbitration hereunder in which any claim or the amount thereof stated in the Damage Certificate is at issue, Claimant shall be deemed to be the Non-Prevailing Party unless the arbitrator awards Claimant more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Objecting Party shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of ASP, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

     6.9    THIRD-PARTY CLAIMS

     In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand for indemnification, Acquiror shall promptly notify the Company Shareholders of such claim; provided, however, that Acquiror's failure to promptly notify the Company Shareholders shall not relieve the obligations of the Company Shareholders hereunder, except to the extent they are prejudiced hereunder. Acquiror shall have the right to settle any such claim with the written consent of the Company Shareholders, which consent shall not be unreasonably withheld; provided, however, that the Company Shareholders may, at their option, direct the settlement negotiations other than for claims relating to disputes or disagreements with customers of Acquiror or for claims in which any Company Shareholder is affiliated with the disputing party. If any proceeding is commenced, or if any claim, demand or assessment is asserted, in respect of which a claim for indemnification is or might be made, the Company Shareholders may, at their option, contest or defend any such action, proceeding, claim, demand or assessment, with counsel selected by the Company Shareholders that is reasonably acceptable to Acquiror; provided, however, that if Acquiror shall reasonably object to such control, then the Company Shareholders and Acquiror shall cooperate in the defense of such matter; provided further that the Company Shareholders shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of Acquiror, which consent shall not be unreasonably withheld. The Company Shareholders or Acquiror, whichever is not controlling the defense of any matter, shall be entitled to participate in such defense, at their own expense.

SECTION 7.  GENERAL PROVISIONS

     7.1    NOTICES

     All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally, by fax or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address shall be effective upon receipt):

     (a)  If to Acquiror:

          Summit Design Inc.
          9305 S.W. Gemini Drive
          Beaverton, OR  97008
          Facsimile Number:  (503) 646-4954
          Attention:  Vice President and General Counsel

     With a copy to:

          Perkins Coie LLP
          1211 S.W. Fifth Avenue, Suite 1500
          Portland, OR  97204
          Facsimile Number:  (503) 727-2222
          Attention:  Patrick J. Simpson

     (b)  If to the Company:

          ProSoft Oy
          Teknologiantie 1
          FIN-90570 Oulu
          Facsimile Number:  (358-8) 551-4383
          Attention:  President

     With copies to:

          Davis Wright Tremaine LLP
          Suite 2300
          1300 SW Fifth Avenue
          Portland, OR  97201-5682
          Facsimile Number:  (503) 778-5299
          Attention:  Coni S. Rathbone

     and

          Roschier-Holmberg & Waselius
          Keskuskata 7 A
          00100 Helsinki, Finland
          Facsimile Number:  358 9 175 451
          Attention:  Christian Wik

     (c)  If to a Company Shareholder:

          Ilkka Kallio
          Hiidentie 2 B 24
          90550 Oulu, Finland
          Facsimile Number:  358 8 551 4237

          Timo Ronka
          Tiedonkaari 7
          90570 Oulu, Finland
          Facsimile Number:  358 8 551 4237

          William L. Paulin
          3022 Camino Del Rancho
          Olivenhain, CA  92024
          Facsimile Number:  (619) 756-8691

     With copies to:

          Davis Wright Tremaine LLP
          Suite 2300
          1300 SW Fifth Avenue
          Portland, OR  97201-5682
          Facsimile Number:  (503) 778-5299
          Attention:  Coni S. Rathbone

     and

          Roschier-Holmberg & Waselius
          Keskuskata 7 A
          00100 Helsinki, Finland
          Facsimile Number:  358 9 175 451
          Attention:  Christian Wik

     7.2    INTERPRETATION

     When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation. The term "knowledge" means, with respect to a corporation, all facts that at any time were actually known to any officer or director of the corporation, or any agents representing the corporation with respect to the transactions contemplated herein, or which could be ascertained by a reasonably prudent search of the files and records of the corporation, or by making inquiry to the employees or agents of the corporation likely to have knowledge concerning the facts or matter at issue; and with respect to an individual, all facts that at any time were actually known by the individual, or any agent representing the individual with respect to the transactions contemplated herein, or which could be ascertained by a reasonably prudent search of the files and records to which the individual has access, or by making reasonable inquiries concerning the facts or matter at issue.

     7.3    SEVERABILITY

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     7.4    ENTIRE AGREEMENT

     This Agreement, together with the Disclosure Schedules, exhibits and schedules hereto, constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     7.5    ASSIGNMENT

     The Company Shareholders shall not assign this Agreement without the prior written consent of Acquiror.

     7.6    PARTIES IN INTEREST

     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     7.7    GOVERNING LAW

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon applicable to contracts between residents of Oregon, made in Oregon, and executed exclusively in Oregon.

     7.8    COUNTERPARTS

     This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     7.9    FEES AND EXPENSES

     All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, subject, however, to any claim for damages contemplated by Section 7.

     7.10   AMENDMENT

     This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     7.11   FURTHER ASSURANCES

     Any further action necessary or desirable to carry out the purposes of this Agreement shall be taken by the parties to this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

                                        SUMMIT DESIGN INC.



                                        By:  /s/  LARRY J. GERHARD
                                           ------------------------
                                        Name:  Larry J. Gerhard
                                        Title: President and CEO

                                        PROSOFT OY



                                        By:  /s/  ILKKA KALLIO
                                           ------------------------
                                        Name:  Ilkka Kallio
                                        Title: President


                                        By:  /s/  ILKKA KALLIO
                                           ------------------------
                                        ILKKA KALLIO


                                        By:  /s/  TIMO RONKA
                                           ------------------------
                                        TIMO RONKA


                                        By:  /s/  WILLIAM L. PAULIN
                                           ------------------------
                                        WILLIAM L. PAULIN

                                      EXHIBIT A


       COMPANY          SHARES OF          OPTION HELD     NUMBER OF ACQUIROR
     SHAREHOLDER         COMPANY            PRIOR TO      SHARES TO BE RECEIVED
                       COMMON STOCK        TRANSACTION    AS CONSIDERATION FOR
                       HELD PRIOR TO                      COMPANY COMMON STOCK
                        TRANSACTION
 Ilkka Kallio               750                56                102,448

 Timo Ronka                 750                56                102,448

 William L. Paulin          150                 0                 20,490

                                                                          PAGE 1